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Exhibit 10.23

Notice of Grant of Stock Option and Option Agreement	Wind River Systems, Inc. ID: 94-2873391 500 Wind River Way Alameda, CA 94501

[Name of Optionholder] [Address of Optionholder]	Option Number: Plan:	[Option Number] 1998 Equity Incentive Plan

Effective on [Date of Grant] (the "Date of Grant"), you have been granted a(n) Non-Qualified Stock Option to buy [Number of Shares] shares of Wind River Systems, Inc. (the Company) stock at $[Price Per Share] per share. The date on which your shares begin to vest is [Vesting Start Date] (the "Vesting Start Date").

The total option price of the shares granted is [Total Exercise Price of Option].

Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration Date
[Number of Shares]	On Vest Date	[Month/Day/Year]	[Month/Day/Year]
[Number of Shares]	Monthly	[Month/Day/Year]	[Month/Day/Year]

By your signature and the Company's signature below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Company's Stock Option Plan (see above reference to plan) as amended and made available on the Wind River internal web site and the attached Option Agreement, both of which are incorporated by reference and made a part of this document.

Wind River Systems, Inc.	Date

[Name of Optionholder]	Date

ATTACHMENT I

Wind River Systems, Inc.
1998 Equity Incentive Plan

Nonstatutory Stock Option Agreement

    Pursuant to your Notice of Grant of Stock Option ("Grant Notice") and this Stock Option Agreement, Wind River Systems, Inc. (the "Company") has granted you an option under its 1998 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

    The details of your option are as follows:

1.  Vesting.  Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

2.  Number of Shares and Exercise Price.  The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for capitalization adjustments, as provided in Section 11 of the Plan.

3.  Method of Payment.  Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in the following manner:

    (a)  In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

4.  Whole Shares.  You may exercise your option only for whole shares of Common Stock.

5.  Securities Law Compliance.  Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

6.  Term.  You may not exercise your option before the commencement of its term or after its term expires. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

    (a) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three- (3-) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

    (b) twelve (12) months after the termination of your Continuous Service due to your Disability;

    (c) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

    (d) the Expiration Date indicated in your Grant Notice; or

    (e) the day before the tenth (10th) anniversary of the Date of Grant.

7.  Exercise.

    (a)  You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

    (b)  By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option or (2) the disposition of shares of Common Stock acquired upon such exercise.

8.  Transferability.

    [For non-officers: Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.]

    [For officers: If your option is a nonstatutory stock option, your option is not transferable, except (i) by will or by the laws of descent and distribution, (ii) with the prior written approval of the Company, by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the option is to be passed to beneficiaries upon the death of the trustor (settlor) and (iii) with the prior written approval of the Company, by gift, in a form accepted by the Company, to your "immediate family" as that term is defined in 17 C.F.R. 240.16a-1(e). The term "immediate family" is defined in 17 C.F.R. 240.16a-1(e) to mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and includes adoptive relationships. Your option is exercisable during your life only by you or a transferee satisfying the above-stated conditions. The right of a transferee to exercise the transferred portion of your option after termination of your Continuous Service shall terminate in accordance with your right to exercise your option as specified in your option. In the event that your Continuous Service terminates due to your death, your transferee will be treated as a person who acquired the right to exercise your option by bequest or inheritance. In addition to the foregoing, the Company may require, as a condition of the transfer of your option to a trust or by gift, that your transferee enter into an option transfer agreement provided by, or acceptable to, the Company. The terms of your option shall be binding upon your transferees, executors, administrators, heirs, successors, and assigns. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.]

9.  Option not a Service Contract.  Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

10. Withholding Obligations.

    (a)  At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

    (b)  Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

    (c)  You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

11.  Notices.  Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12.  Governing Plan Document.  Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

ATTACHMENT II

NOTICE OF EXERCISE

Wind River Systems, Inc.
500 Wind River Way
Alameda, CA 94501 Date of Exercise:

Ladies and Gentlemen:

    This constitutes notice under my stock option that I elect to purchase the number of shares for the price set forth below.

Type of option (check one):	Incentive / /	Nonstatutory / /
Effective Date of Option/Date of Grant:
Number of shares as to which option is exercised:
Certificate(s) to be issued in the name of:
Total exercise price:	$
Cash payment delivered herewith:	$

    By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the 1998 Equity Incentive Plan and (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option.

Very truly yours,
(Signature)
(Print Name)

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ATTACHMENT I Wind River Systems, Inc. 1998 Equity Incentive Plan Nonstatutory Stock Option Agreement
ATTACHMENT II NOTICE OF EXERCISE